Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2024 Employment Inducement Incentive Award Plan of SoundHound AI, Inc. of our report dated October 22, 2024, with the respect to the consolidated and combined financial statements of Amelia Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2023 and as of December 31, 2022 (Successor), and the periods from December 21, 2022 through December 31, 2022 (Successor), January 1, 2022 through December 20, 2022 (Predecessor) incorporated by reference in the Current Report on Form 8-K/A of SoundHound AI, Inc., filed with the Securities and Exchange Commission on October 22, 2024.

/s/ Ernst & Young LLP

November 1, 2024

New York, New York